Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Habit Restaurants, Inc. of our report dated March 1, 2019, appearing in its Annual Report on Form 10-K filed with the Securities and Exchange Commission, relating to the consolidated financial statements of The Habit Restaurants, Inc. included in its Annual Report on Form 10-K for the years ended December 25, 2018 and December 26, 2017, and for each of the three years in the period ended December 25, 2018.

/s/ Moss Adams

San Diego, California

August 23, 2019